NEWS RELEASE
RSH-2009-006

RadioShack Names Kim Warmbier Senior Vice President – Human Resources

FORT WORTH, Texas (March 25, 2009) – RadioShack Corporation (NYSE:  RSH) today announced that Kim Warmbier has been named senior vice president – human resources.  She is responsible for RadioShack’s overall policy and strategy related to human resources.  Warmbier reports to Julian Day, chairman and chief executive officer.

“We are very pleased to welcome Kim to our senior management team,” said Julian Day, chairman and chief executive officer of RadioShack Corporation.  “Kim has a sterling background and is well qualified to make significant positive contributions at RadioShack.”

Previously, Warmbier was chief personnel officer for PepsiCo Sales.  Before that she served as group vice president - human resources for Frito Lay North America Sales.   Warmbier has more than 20 years experience with Frito Lay, a PepsiCo division, including employee, industrial and labor relations; compensation and benefits; change management; recruitment and staffing; succession planning; and leadership development.

Warmbier earned her Bachelor’s degree in business from Illinois State University in Normal, Ill.  She earned a Master’s in labor industrial relations from the University of Illinois at Urbana-Champaign, Ill.

Warmbier is a board member for the Center for Human Resource Management with University of Illinois.  She also is a member of the Center for Effective Organizations with the University of Southern California.

About RadioShack Corporation

RadioShack Corporation (NYSE: RSH), headquartered in Fort Worth, Texas, is one of the nation’s most experienced and trusted consumer electronics specialty retailers.  RadioShack connects technology with consumers by selling the products and accessories that people want, from innovative products in wireless phones, GPS receivers and digital music players to laptop computers.  RadioShack has approximately 4,400 company-operated stores; 1,400 dealer outlets; nearly 700 wireless phone kiosks throughout the U.S.; and, approximately 200 company-operated stores in Mexico.  RadioShack employs a diverse workforce of more than 34,000.  Our knowledgeable sales associates are committed to adding value to the in-store shopping experience by offering advice and helping customers choose the best technology solution to meet their needs. For more information, visit www.radioshack.com

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MEDIA CONTACT:
Mary De La Garza
817-415-3300
Media.Relations@RadioShack.com